Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated August 30, 2011

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Gold Exchange Traded Notes



Description

The PowerShares DB Gold Double Long Exchange Traded Note (Symbol: DGP), PowerShares DB Gold Short Exchange Traded Note (Symbol: DGZ) and PowerShares DB Gold Double Short Exchange Traded Note (Symbol: DZZ) (collectively, the "PowerShares DB Gold ETNs") are the first exchange-traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold.

All of the PowerShares DB Gold ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index — Optimum Yield Gold TM , which is intended to track the long or short performance of a single unfunded gold futures contract.

Investors can buy and sell the PowerShares DB Gold ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may redeem the PowerShares DB Gold ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

Index History[1]


ETN History[1] (Growth of $10,000 since Feb. 29, 2008)
DGP (Double Long)
DGZ (Short)
DZZ (Double Short)
$30k
$20k
$10k
$0
'08
'09
'10
'11
$18,161
$5,735
$2,828

Source: DB / Bloomberg

Index Weights

As Of: 22-Aug-2011

Commodity	Contract Expiry Date	Weight %
Gold	27-Feb-2012 / FEB2	100.0

DB Gold ETN & Index Data

DB Gold ETN Symbols	
Gold Double Short	DZZ
Gold Double Long	DGP
Gold Short	DGZ
Details	
ETN price at initial listing	$25.00
Inception date	2/27/08
Maturity date	2/15/08
Yearly investor fee	0.75%
Listing exchange	NYSE Arca
Index symbol	DGLDIX
CUSIP symbols	
Gold Double Long	25154H749

[1] ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Gold ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index — Optimum Yield Gold TM is May 24, 2006. ETN Performance is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index — Optimum Yield Gold Excess Return TM (the "Gold Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Gold ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS

[2] **The PowerShares DB Gold ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB Gold ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The PowerShares DB Gold ETNs are riskier than ordinary unsecured debt securities and have no principal protection.** Risks of investing in the PowerShares DB Gold ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Gold ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Gold ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Gold ETNs is

DZZ Financial Details

Ticker: DZZ	
Last Update	23-Aug-2011 04:30 PM
Price	4.34
DZZ Index Level*	183.97074
Indicative Intra-day Value**	4.11
Last end of day Value***	3.89274
Last date for end of day Value	22-Aug-2011

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the DZZ
*** Last end of day DZZ RP

DGP Financial Details

Ticker: DGP	
Last Update	23-Aug-2011 04:30 PM
Price	67.53
DGP Index Level*	183.97074
Indicative Intra-day Value**	69.80
Last end of day Value***	71.83142
Last date for end of day Value	22-Aug-2011

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the DGP
*** Last end of day DGP RP

DGZ Financial Details

Ticker: DGZ	
Last Update	23-Aug-2011 04:30 PM
Price	11.40
DGZ Index Level*	183.97074
Indicative Intra-day Value**	11.12
Last end of day Value***	10.87620
Last date for end of day Value	22-Aug-2011

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the DGZ
*** Last end of day DGZ RP

Contact Information

Any questions please call
1-877-369-4617

Gold Short        25154H731

Gold Double Short 25154H756

Intraday Intrinsic Value Symbols

Gold Double Short DZZIV

Gold Double Long  DGPIV

Gold Short        DGZIV

Risks2

Non-principal protected
Leveraged losses
Subject to an investor fee
Limitations on repurchase
Concentrated exposure to gold

Benefits

Leveraged and short notes
Relatively Low Cost
Intraday access
Listed
Transparent
Tax treatment3

Issuer Details

Deutsche Bank AG, London Branch

Long-term Unsecured Obligations2

zero, your Investment will expire worthless.

The PowerShares DB Gold Double Long ETN and PowerShares DB Gold Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The PowerShares DB Gold ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of PowerShares DB Gold ETNs that you may repurchase directly from Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Gold ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Gold ETNs are concentrated in gold. The market value of the PowerShares DB Gold
ETNs may be influenced by many unpredictable factors, including, among other things, volatile gold prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Gold ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.

Not FDIC Insured - No Bank Guarantee - May Lose Value

3 Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:

The PowerShares DB Gold ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments.
Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. The ETNS are not designed to be long-term investments and may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Gold ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB Gold ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The PowerShares DB Gold ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments.
Investing in the PowerShares DB ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim Distributors, Inc. or its affiliate, Invesco

PowerShares Capital Management LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco
PowerShares

Capital Management LLC and Invesco Aim Distributors, Inc. are indirect, wholly owned subsidiaries of
Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

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